EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President — Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408

FIFTH & PACIFIC COMPANIES, INC. REPORTS 3rd QUARTER AND FIRST NINE MONTHS RESULTS

•      Reports Q3 2012 adjusted EBITDA of $21 million, excluding unrealized foreign currency losses

•      Reaffirms 2012 adjusted EBITDA guidance of $100 to $115 million, excluding unrealized foreign currency gains or losses

•      Reports Q3 GAAP loss per share from continuing operations of ($0.17) and adjusted loss per share of ($0.05), excluding unrealized foreign currency losses

New York, NY — October 25, 2012 — Fifth & Pacific Companies, Inc. (NYSE:FNP) today announced earnings for the third quarter of 2012. For the third quarter of 2012 on a GAAP basis, loss from continuing operations was ($19) million, or ($0.17) per share, compared to income from continuing operations of $7 million, or $0.07 per share, for the third quarter of 2011.

Adjusted loss per share from continuing operations for the third quarter of 2012 was ($0.05), compared to adjusted earnings per share from continuing operations of $0.04 for the third quarter of 2011 (inclusive of unrealized foreign currency gains of $0.10 per share in the third quarter of 2011).

Adjusted EBITDA for the third quarter of 2012 was $21 million, while comparable adjusted EBITDA was $23 million for the third quarter of 2011 (excluding unrealized foreign currency gains of $16 million in the third quarter of 2011).

Net sales for the third quarter of 2012 were $365 million, a decrease of $16 million, or 4.2%, from the comparable 2011 period. Net sales increased $23 million, or 6.6% on a comparable basis from the 2011 period, excluding a $39 million decline in net sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

The Company also announced final third quarter 2012 direct-to-consumer comparable sales as follows:

Brand	Q3
Lucky Brand	5%
kate spade	22%
Juicy Couture	Flat

For the first nine months of 2012, the Company recorded a loss from continuing operations of ($121) million, or ($1.12) per share, compared to a loss from continuing operations for the first nine months of 2011 of ($100) million, or ($1.06) per share. Adjusted loss per share from continuing operations in the first nine months of 2012 was ($0.35) compared to an adjusted loss per share from continuing operations of ($0.44) in the first nine months of 2011 (inclusive of unrealized foreign currency losses of ($0.07) per share in the first nine months of 2011).

Net sales for the first nine months of 2012 were $1.019 billion, a decrease of $53 million, or 5.0%, from the comparable 2011 period. Net sales increased $98 million, or 10.7% on a comparable basis from the 2011 period, excluding the $151 million decline in net sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “Adjusted EBITDA, excluding unrealized foreign currency transaction losses, of $21 million in the third quarter was slightly above the range provided in our recently revised outlook. We ended the quarter with net debt of $386 million, a decrease of $349 million compared to the third quarter of 2011. As previously discussed, we expect to fund the exercise of our option to acquire our partner Sanei’s 51% interest in our kate spade Japan joint venture in the fourth quarter. For fiscal 2012, we continue to forecast adjusted EBITDA, excluding unrealized foreign currency transaction gains or losses, in the range of $100 to $115 million.”

Mr. McComb concluded, “As indicated on our recent conference call, we were pleased with the performance of kate spade and Lucky Brand during the quarter, where both brands had solid increases in net sales and adjusted EBITDA. Performance at Juicy Couture in the third quarter was well below our expectation. kate spade posted a 22% increase in direct-to-consumer comparable sales, driven by continued strong performance overall. We are also excited about the prospects for the recently announced Kate Spade Saturday lifestyle brand. Kate Spade Saturday is born from the core values of kate spade new york but will be targeted toward a younger consumer at an affordable price point. At Lucky Brand, direct-to-consumer comparable sales increased 5% in the quarter. Lucky continued to generate strong full price selling in the quarter which resulted in direct—to-consumer gross margin improvement of nearly 270 basis points compared to last year. At Juicy Couture, direct-to-consumer comparable sales were flat in the quarter and gross margins were down significantly. We remain focused on the execution of the action plan to stabilize the Juicy brand that we laid out on the pre-announcement call a few weeks ago.”

The adjusted results for the third quarter and first nine months of 2012 and 2011, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, impairment of intangible assets, gain on sale of trademarks, (losses) gains on extinguishment of debt and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information,” provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as loss from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, gain on sale of trademarks, (losses) gains on extinguishment of debt and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense; (ii) Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA further adjusted to exclude unrealized foreign currency gains (losses), net; and (iii) Comparable Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA excluding foreign currency gains (losses), net, further adjusted to exclude the estimated Adjusted EBITDA associated with each of the following: Liz Claiborne/JCPenney apparel and handbags; Axcess; DKNY® Jeans; Dana Buchman apparel; and our former Curve fragrance brand and related brands. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am EDT today to discuss its results for the third quarter of 2012. The dial-in number is 1-888-694-4676 with pass code 50184939. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Fifth & Pacific website at www.fifthandpacific.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the third quarter of 2012, filed with the Securities and Exchange Commission.

THIRD QUARTER  RESULTS

During the fourth quarter of 2011, we determined that we would disaggregate our former Domestic-Based Direct Brands segment into three reportable segments, Juicy Couture, kate spade and Lucky Brand. The operations of our former Partnered Brands segment have become our Adelington Design Group & Other segment. For the third quarter of 2011, our former International-Based Direct Brands segment included allocated corporate expenses that could not be reported as discontinued operations and therefore continue to be reported in our segment results.

Overall Results

Net sales from continuing operations for the third quarter of 2012 were $365 million, a decrease of $16 million, or 4.2% from the third quarter of 2011, reflecting (i) an increase in sales in our kate spade and Lucky Brand segments; and (ii) a decline in sales in our Juicy Couture and Adelington Design Group & Other segments, including a $39 million decrease in sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

Gross profit as a percentage of net sales was 55.7% in the third quarter of 2012, compared to 54.3% in the comparable 2011 period, primarily reflecting a higher percentage of direct-to-consumer sales, which run at a higher gross profit rate than the Company average and gross margin expansion in the specialty retail operations of our kate spade and Lucky Brand segments, partially offset by a decreased gross margin in our Juicy Couture segment.

Selling, general & administrative expenses (“SG&A”) decreased $8 million, or 3.9%, to $203 million in the third quarter of 2012 compared to the third quarter of 2011. The decrease in SG&A reflected the following:

•

A $25 million decrease associated with our Adelington Design Group & Other segment related to the exited brands discussed above and reduced corporate costs (inclusive of $3 million of SG&A allocated to our former International-Based Direct Brands segment in the third quarter of 2011);

•	A $5 million decrease in expenses associated with our streamlining initiatives and brand-exiting activities; and
•

A $22 million increase in SG&A in our kate spade, Lucky Brand and Juicy Couture segments, primarily reflecting: (i) increased compensation related expenses at kate spade and Lucky Brand; (ii) increased rent and other store operating expenses at kate spade, primarily related to direct-to-consumer expansion; (iii) increased advertising expenses at Lucky Brand and Juicy Couture; and (iv) increased e-commerce fees, primarily at Juicy Couture.

SG&A as a percentage of net sales was 55.8% in the third quarter of 2012, compared to 55.6% in the third quarter of 2011, primarily reflecting increased SG&A in our kate spade and Lucky Brand segments to support growth initiatives, partially offset by reduced Adelington Design Group & Other and corporate SG&A.

Operating Loss was ($0.3) million ((0.1%) of net sales) in the third quarter of 2012 compared to ($6) million ((1.5%) of net sales) in the third quarter of 2011. Adjusted operating income in the third quarter of 2012 and 2011 was $6 million (1.5% and 1.6% of net sales, respectively).

Other Income (Expense), net was ($1) million in the third quarter of 2012, compared to $17 million in the third quarter of 2011, primarily reflecting (i) foreign currency transaction gains and losses on our 5% Euro Notes and other foreign currency denominated assets and liabilities; and (ii) equity in earnings of our investments in equity investees.

Gain on Sale of Trademarks was $16 million in the third quarter of 2011, reflecting a gain on the sale of trademark rights related to our former Curve brand and other smaller fragrance brands.

(Loss) Gain on Extinguishment of Debt was ($3) million in the third quarter of 2012, reflecting losses on the repurchase of 53 million euro aggregate principal amount of our Euro Notes.

Interest expense, net was $13 million in the third quarter of 2012, compared to $16 million in the third quarter of 2011, primarily reflecting the redemption of the Euro Notes, reduced borrowings under our Amended Facility and the exchange of $58 million aggregate principal amount of Convertible Notes for 17 million shares of our common stock during the last 12 months, partially offset by an increase related to the Additional 10.5% Senior Notes, which were issued in June 2012.

Provision for Income Taxes was $2 million in the third quarter of 2012, compared to $4 million in the third quarter of 2011, primarily representing increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

(Loss) Income from continuing operations in the third quarter of 2012 was ($19) million, or ($0.17) per share, compared to income of $7 million, or $0.07 per share in the third quarter of 2011. Adjusted loss per share from continuing operations in the third quarter of 2012 was ($0.05), compared to adjusted earnings per share from continuing operations of $0.04 in the third quarter of 2011.

Net loss in the third quarter of 2012 was ($19) million, inclusive of income related to discontinued operations of $1 million, compared to a net loss of ($215) million, inclusive of losses related to discontinued operations of ($222) million, in the third quarter of 2011. Loss per share was ($0.17) in the third quarter of 2012 compared to a loss per share of ($2.27) in the third quarter of 2011.

Balance Sheet and Cash Flow

Accounts receivable decreased $23 million, or 15.3%, compared to the third quarter of 2011, primarily due to (i) the impact of brands that have been exited in our Adelington Design Group & Other segment and (ii) decreased wholesale sales in our Juicy Couture segment, partially offset by increased wholesale sales in our kate spade and Lucky Brand segments.

Inventories decreased $10 million, or 4.0%, compared to the third quarter of 2011, primarily due to the impact of brands that have been exited in our Adelington Design Group & Other segment. The decrease in inventories was partially offset by an increase in kate spade inventory to support growth initiatives, including retail store expansion.

Cash flow from continuing operating activities for the last twelve months was $63 million.

Debt outstanding decreased to $418 million compared to $747 million in the third quarter of 2011. We ended the first nine months of 2012 with $32 million in cash and marketable securities, compared to $12 million at the end of the first nine months of 2011. The $349 million decrease in our net debt position over the last twelve months primarily reflected: (i) the receipt of $412 million primarily from sales transactions (including $20 million received from JCPenney, which is refundable under certain circumstances); (ii) net proceeds of $161 million from the issuance of the Additional 10.5% Senior Notes; (iii) the repurchase of 222 million euro aggregate principal amount of our Euro Notes; (iv) the conversion of $58 million of our Convertible Notes into 17 million shares of our common stock; and (v) the funding of $74 million of capital and in-store shop expenditures over the last 12 months.

Segment Highlights

Net sales and operating income (loss) for our reportable segments are provided below:

Net sales for Juicy Couture were $130 million, a 5.5% decrease compared to 2011, primarily driven by decreases in wholesale non-apparel, licensing and specialty retail, partially offset by increases in our wholesale apparel and e-commerce. Store counts and key operating metrics are as follows:

•      We ended the quarter with 78 specialty retail stores, 53 outlet stores and 2 concessions, reflecting the net closure over the past 12 months of 3 concessions and 1 specialty retail store and the net addition of 3 outlet stores;

•      Average retail square footage in the third quarter was approximately 420 thousand square feet, flat compared to 2011;

•      Sales per square foot for comparable stores for the latest twelve months were $643; and

•      Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) were flat in the third quarter of 2012.

Juicy Couture segment operating loss in the third quarter was ($8) million ((6.3%) of net sales), compared to operating income of $2 million (1.6% of net sales) in 2011. Juicy Couture segment adjusted operating loss in the third quarter was ($5) million ((3.9%) of net sales), compared to adjusted operating income of $5 million (3.6% of net sales) in 2011.

Net sales for Lucky Brand were $112 million, an 11.0% increase compared to 2011, driven by increases in wholesale apparel and outlet, partially offset by decreases in wholesale non-apparel and specialty retail. Store counts and key operating metrics are as follows:

•      We ended the quarter with 174 specialty retail stores and 44 outlet stores, reflecting the net closure over the last 12 months of 5 specialty retail stores and the net addition of 2 outlet stores;

•      Average retail square footage in the third quarter was approximately 551 thousand square feet, a 1.7% decrease compared to 2011;

•      Sales per square foot for comparable stores for the latest twelve months were $461; and

•      Comparable direct-to-consumer sales (inclusive of e-commerce) increased 5% in the third quarter of 2012.

Lucky Brand segment operating loss in the third quarter was ($3) million ((2.9%) of net sales), compared to an operating loss of ($8) million ((7.8%) of net sales) in 2011. Lucky Brand segment adjusted operating loss in the third quarter was ($2) million ((2.0%) of net sales), compared to an adjusted operating loss of ($6) million ((5.6%) of net sales) in 2011.

Net sales for kate spade were $102 million, a 35.1% increase compared to 2011, driven by increases in outlet, specialty retail, e-commerce and wholesale apparel, partially offset by a decrease in wholesale non-apparel. Store counts and key operating metrics are as follows:

•      We ended the quarter with 63 specialty retail stores and 30 outlet stores, reflecting the net addition  over the last 12 months of 14 specialty retail stores and 1 outlet store;

•      Average retail square footage in the third quarter was approximately 162 thousand square feet, a 12.7% increase compared to 2011;

•      Sales per square foot for comparable stores for the latest twelve months were $1,052; and

•      Comparable direct-to-consumer sales (inclusive of e-commerce) increased 22% in the third quarter of 2012.

kate spade segment operating income in the third quarter of 2012 was $8 million (8.2% of net sales) compared to operating income of $4 million (5.4% of net sales) in 2011. kate spade segment adjusted operating income in the third quarter was $9 million (9.0% of net sales), compared to adjusted operating income of $5 million (7.2% of net sales) in 2011.

Net sales for the Adelington Design Group & Other segment decreased $46 million, or 68.7%, in the third quarter to $21 million, substantially all of which was related to the impact of exited businesses.

Adelington Design Group & Other segment operating income in the third quarter was $3 million (13.2% of net sales), compared to an operating loss of ($1) million ((1.4%) of net sales) in 2011. Adelington Design Group & Other segment adjusted operating income in the third quarter was $4 million (17.4% of net sales), compared to adjusted operating income of $4 million (6.6% of net sales) in 2011.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Fifth & Pacific Companies, Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. Visit www.fifthandpacific.com for more information.

Fifth & Pacific Companies, Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world, including the impact of debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; our ability to successfully implement our long-term strategic plans, including the focus on our JUICY COUTURE, LUCKY BRAND and KATE SPADE brands and expansion into markets outside of the US, such as China, Japan and Brazil, and the risks associated with the expansion into markets outside of the US; our ability to sustain recent improved performance in our LUCKY BRAND business; our ability to successfully improve the operations and results, creative direction and product offering at  our JUICY COUTURE brand; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; whether or not the purchase of the 51% interest in the Kate Spade Japan joint venture will be consummated, and if consummated whether we will be successful operating the KATE SPADE business in Japan and the risks associated in such operation; risks associated with the transition of the MEXX business to an entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the MEXX business successfully, which will impact the potential value of our minority interest; costs associated with the transition of the LIZ CLAIBORNE family of brands, MONET US, DANA BUCHMAN, KENSIE and MAC & JAC brands from the Company to their respective acquirers; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines, such as the Kate Spade Saturday line, or enter new markets, such as China, Japan and Brazil or product categories, and risks related to such new lines, markets or categories; risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited (“Li & Fung”), which results in a single third party foreign buying/sourcing agent for a significant portion of our products; risks associated with the delay in our previously announced plan to close our Ohio distribution facility and transition to a single third-party service provider for a significant portion of our US distribution, including risks associated with continuing to operate our Ohio distribution facility beyond the end of fiscal 2012, including increased operating expenses, risks related to systems capabilities and risks related to the Company’s ability to continue to appropriately staff the Ohio facility with both union and non-union employees; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; the outcome of current and future litigation and other proceedings in which we are involved and such other factors as are set forth in this press release, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2012, which is being filed with the S.E.C., including in the sections entitled  “Item 1A-Risk Factors” and “Statement on Forward Looking Statements.” The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	September 29, 2012	% of	October 1, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$364,556	100.0%	$380,693	100.0%
Cost of goods sold	161,439	44.3%	173,856	45.7%
Gross Profit	203,117	55.7%	206,837	54.3%
Selling, general & administrative expenses	203,398	55.8%	211,685	55.6%
Impairment of intangible assets	—	—	814	0.2%
Operating Loss	(281)	(0.1)%	(5,662)	(1.5)%
Other (expense) income, net	(1,038)	(0.3)%	16,818	4.4%
Gain on sale of trademarks	—	—	15,600	4.1%
Loss on extinguishment of debt, net	(3,023)	(0.8)%	—	—
Interest expense, net	(13,228)	(3.6)%	(15,834)	(4.2)%
(Loss) Income Before Provision for Income Taxes	(17,570)	(4.8)%	10,922	2.9%
Provision for income taxes	1,823	0.5%	3,919	1.0%
(Loss) Income from Continuing Operations	(19,393)	(5.3)%	7,003	1.8%
Discontinued operations, net of income taxes	592	0.2%	(221,637)	(58.2)%
Net Loss	$(18,801)	(5.2)%	$(214,634)	(56.4)%

Earnings per Share:
Basic and Diluted
(Loss) Income from Continuing Operations	$(0.17)		$0.07
Net Loss	$(0.17)		$(2.27)

Weighted Average Shares, Basic (a)	113,109		94,483
Weighted Average Shares, Diluted (a)	113,109		95,323

(a)             Because the Company incurred a loss from continuing operations for the three months ended September 29, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for the period.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Nine Months Ended		Nine Months Ended
	September 29, 2012	% of	October 1, 2011	% of
	(39 Weeks)	Sales	(39 Weeks)	Sales

Net Sales	$1,018,561	100.0%	$1,071,658	100.0%
Cost of goods sold	445,620	43.7%	502,758	46.9%
Gross Profit	572,941	56.3%	568,900	53.1%
Selling, general & administrative expenses	643,707	63.2%	634,521	59.2%
Impairment of intangible assets	—	—	814	0.1%
Operating Loss	(70,766)	(6.9)%	(66,435)	(6.2)%
Other income (expense), net	1,479	0.1%	(7,077)	(0.7)%
Gain on sale of trademarks	—	—	15,600	1.5%
(Loss) gain on extinguishment of debt, net	(8,669)	(0.9)%	6,547	0.6%
Interest expense, net	(37,836)	(3.7)%	(42,908)	(4.0)%
Loss Before Provision for Income Taxes	(115,792)	(11.4)%	(94,273)	(8.8)%
Provision for income taxes	4,882	0.5%	5,605	0.5%
Loss from Continuing Operations	(120,674)	(11.8)%	(99,878)	(9.3)%
Discontinued operations, net of income taxes	(10,865)	(1.1)%	(300,997)	(28.1)%
Net Loss	$(131,539)	(12.9)%	$(400,875)	(37.4)%

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(1.12)		$(1.06)
Net Loss	$(1.22)		$(4.24)

Weighted Average Shares, Basic and Diluted (a)	107,692		94,443

(a)             Because the Company incurred a loss from continuing operations for the nine months ended September 29, 2012 and October 1, 2011, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	September 29, 2012	October 1, 2011
Assets
Current Assets:
Cash and cash equivalents	$31,221	$11,757
Accounts receivable - trade, net	126,655	149,588
Inventories, net	245,578	255,793
Other current assets	48,087	59,699
Assets held for sale	—	227,614
Total current assets	451,541	704,451

Property and Equipment, Net	224,587	254,612
Goodwill and Intangibles, Net	118,197	153,833
Other Assets	49,027	31,110
Total Assets	$843,352	$1,144,006

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$4,681	$148,155
Convertible Senior Notes	28,687	77,386
Other current liabilities	384,660	347,029
Liabilities held for sale	—	229,187
Total current liabilities	418,028	801,757

Long-Term Debt	384,841	521,722
Other Non-Current Liabilities	232,681	240,512
Stockholders’ Deficit	(192,198)	(419,985)
Total Liabilities and Stockholders’ Deficit	$843,352	$1,144,006

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Net Loss	$(18,801)	$(214,634)	$(131,539)	$(400,875)

Other Comprehensive Income (Loss), Net of Income Taxes:
Cumulative translation adjustment, including Euro Notes in 2011 and other instruments, net of income taxes of $0, $(234), $0 and $(1,870), respectively	247	574	229	(1,852)
Unrealized losses on available-for-sale securities, net of income taxes of $0	(114)	(54)	(159)	(109)
Change in fair value of cash flow hedges, net of income taxes of $0, $332, $0 and $403, respectively	—	4,522	—	11
Comprehensive Loss	$(18,668)	$(209,592)	$(131,469)	$(402,825)

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Nine Months Ended
	September 29, 2012	October 1, 2011
	(39 Weeks)	(39 Weeks)

Cash Flows from Operating Activities:
Net loss	$(131,539)	$(400,875)
Adjustments to arrive at loss from continuing operations	10,865	300,997
Loss from continuing operations	(120,674)	(99,878)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	54,783	64,755
Impairment of intangible assets	—	814
Loss on asset disposals and impairments, including streamlining initiatives, net	31,378	20,076
Share-based compensation	7,157	4,108
Foreign currency (gains) losses, net	(174)	10,826
Gain on sale of trademarks	—	(15,600)
Loss (gain) on extinguishment of debt	8,669	(6,547)
Other, net	112	(1,742)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable - trade, net	(6,851)	12,366
Increase in inventories, net	(51,950)	(42,935)
Decrease in other current and non-current assets	5,187	1,470
Increase in accounts payable	26,944	18,671
(Decrease) increase in accrued expenses and other non-current liabilities	(29,933)	12,163
Net change in income tax assets and liabilities	3,844	5,893
Net cash used in operating activities of discontinued operations	(15,773)	(127,985)
Net cash used in operating activities	(87,281)	(143,545)

Cash Flows from Investing Activities:
Purchases of property and equipment	(55,180)	(57,545)
Net proceeds from disposition	—	15,600
Payments for in-store merchandise shops	(1,767)	(2,247)
Investments in and advances to equity investees	(5,000)	(6)
Other, net	236	370
Net cash used in investing activities of discontinued operations	—	(12,086)
Net cash used in investing activities	(61,711)	(55,914)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	113,389	602,022
Repayment of borrowings under revolving credit agreement	(113,389)	(480,091)
Proceeds from issuance of Senior Secured Notes	164,540	220,094
Repayment of Euro Notes	(158,027)	(178,333)
Principal payments under capital lease obligations	(3,331)	(3,138)
Proceeds from exercise of stock options	6,049	25
Payment of deferred financing fees	(6,064)	(8,505)
Other, net	—	(806)
Net cash provided by financing activities of discontinued operations	—	45,292
Net cash provided by financing activities	3,167	196,560

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,890)	2,750

Net Change in Cash and Cash Equivalents	(148,715)	(149)
Cash and Cash Equivalents at Beginning of Period	179,936	22,714
Cash and Cash Equivalents at End of Period	31,221	22,565
Less: Cash and Cash Equivalents Held for Sale	—	10,808
Cash and Cash Equivalents	$31,221	$11,757

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

	Three Months Ended		Three Months Ended
	September 29, 2012	% to	October 1, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
JUICY COUTURE	$129,837	35.6%	$137,435	36.1%
LUCKY BRAND	111,797	30.7%	100,676	26.4%
KATE SPADE	101,880	27.9%	75,386	19.8%
Adelington Design Group & Other	21,042	5.8%	67,196	17.7%
Total Net Sales	$364,556	100.0%	$380,693	100.0%

	Three Months Ended		Three Months Ended
	September 29, 2012	% of	October 1, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
JUICY COUTURE	$(8,139)	(6.3)%	$2,157	1.6%
LUCKY BRAND	(3,249)	(2.9)%	(7,838)	(7.8)%
KATE SPADE	8,324	8.2%	4,060	5.4%
International-Based Direct Brands	—	—	(3,110)	—
Adelington Design Group & Other	2,783	13.2%	(931)	(1.4)%
Total Operating Loss	$(281)	(0.1)%	$(5,662)	(1.5)%

	Three Months Ended		Three Months Ended
	September 29, 2012	% to	October 1, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$344,147	94.4%	$363,550	95.5%
International	20,409	5.6%	17,143	4.5%
Total Net Sales	$364,556	100.0%	$380,693	100.0%

	Three Months Ended		Three Months Ended
	September 29, 2012	% of	October 1, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(394)	(0.1)%	$(9,442)	(2.6)%
International	113	0.6%	3,780	22.1%
Total Operating Loss	$(281)	(0.1)%	$(5,662)	(1.5)%

(a)             Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

	Nine Months Ended		Nine Months Ended
	September 29, 2012	% to	October 1, 2011	% to
	(39 Weeks)	Total	(39 Weeks)	Total
NET SALES:
JUICY COUTURE	$344,984	33.9%	$369,906	34.5%
LUCKY BRAND	324,245	31.8%	281,298	26.3%
KATE SPADE	289,216	28.4%	202,769	18.9%
Adelington Design Group & Other	60,116	5.9%	217,685	20.3%
Total Net Sales	$1,018,561	100.0%	$1,071,658	100.0%

	Nine Months Ended		Nine Months Ended
	September 29, 2012	% of	October 1, 2011	% of
	(39 Weeks)	Sales	(39 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
JUICY COUTURE	$(45,899)	(13.3)%	$(17,420)	(4.7)%
LUCKY BRAND	(30,083)	(9.3)%	(34,092)	(12.1)%
KATE SPADE	14,748	5.1%	7,381	3.6%
International-Based Direct Brands	—	—	(8,963)	—
Adelington Design Group & Other	(9,532)	(15.9)%	(13,341)	(6.1)%
Total Operating Loss	$(70,766)	(6.9)%	$(66,435)	(6.2)%

	Nine Months Ended		Nine Months Ended
	September 29, 2012	% to	October 1, 2011	% to
	(39 Weeks)	Total	(39 Weeks)	Total
NET SALES:
Domestic	$972,921	95.5%	$1,025,900	95.7%
International	45,640	4.5%	45,758	4.3%
Total Net Sales	$1,018,561	100.0%	$1,071,658	100.0%

	Nine Months Ended		Nine Months Ended
	September 29, 2012	% of	October 1, 2011	% of
	(39 Weeks)	Sales	(39 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(61,464)	(6.3)%	$(77,968)	(7.6)%
International	(9,302)	(20.4)%	11,533	25.2%
Total Operating Loss	$(70,766)	(6.9)%	$(66,435)	(6.2)%

(a)             Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) (Loss) Income from Continuing Operations to Adjusted (Loss) Income from Continuing Operations (a) and (ii) Operating Loss to Adjusted (Loss) Income from Continuing Operations (a):

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

(Loss) Income from Continuing Operations	$(19,393)	$7,003	$(120,674)	$(99,878)
Streamlining initiatives and brand-exiting activities (b)(c)	5,865	11,077	45,672	50,590
Loss (gain) on extinguishment of debt	3,023	—	8,669	(6,547)
Impairment of intangible assets	—	814	—	814
Interest expense (d)	272	—	802	—
Gain on sale of trademarks	—	(15,600)	—	(15,600)
Benefit for income taxes	4,620	163	27,605	29,286
Adjusted (Loss) Income from Continuing Operations (a)	$(5,613)	$3,457	$(37,926)	$(41,335)

Operating Loss	$(281)	$(5,662)	$(70,766)	$(66,435)
Streamlining initiatives and brand-exiting activities (b)(c)	5,865	11,077	45,672	50,590
Impairment of intangible assets	—	814	—	814
Adjusted Operating Income (Loss) (a)	5,584	6,229	(25,094)	(15,031)

Adjusted interest expense, net (e)	(12,956)	(15,834)	(37,034)	(42,908)
Other (expense) income, net	(1,038)	16,818	1,479	(7,077)
(Benefit) provision for income taxes (f)	(2,797)	3,756	(22,723)	(23,681)

Adjusted (Loss) Income from Continuing Operations (a)	$(5,613)	$3,457	$(37,926)	$(41,335)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations (a)(g)	$(0.05)	$0.04	$(0.35)	$(0.44)

(a)

Adjusted Operating Income (Loss) excludes streamlining initiatives and brand-exiting activities and impairment of intangible assets. In addition to those items, Adjusted (Loss) Income from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude (loss) gain on extinguishment of debt, gain on sale of trademarks and interest expense related to a multi-employer pension plan, which is payable over four years.

(b)	During the three and nine months ended September 29, 2012 and October 1, 2011, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Payroll, contract termination costs, asset write-downs and other costs	$5,829	$11,272	$43,157	$49,135
Store closure and other brand-exiting activities	36	(195)	2,515	1,455
	$5,865	$11,077	$45,672	$50,590

(c)	Excludes non-cash impairment charges of $392 primarily related to Adelington Design Group & Other merchandising rights for the three and nine months ended October 1, 2011.
(d)	Represents interest expense related to a multi-employer pension withdrawal liability, which is payable over four years.
(e)

Excludes interest expense of $272 and $802 for the three and nine months ended September 29, 2012, respectively, related to a multi-employer pension withdrawal liability, which is payable over four years.

(f)	Reflects a normalized tax rate based on estimated adjusted pretax (loss) income.
(g)

Adjusted diluted earnings per share for the three months ended October 1, 2011 is based on 95,323 shares outstanding. As the Company incurred an adjusted loss from continuing operations for the three and nine months ended September 29, 2012 and nine months ended and October 1, 2011, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Three Months Ended
	September 29, 2012
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	Total
Net Sales:
As Reported	$129,837	$111,797	$101,880	$21,042	$364,556

Operating (Loss) Income:
As Reported	$(8,139)	$(3,249)	$8,324	$2,783	$(281)
Streamlining Initiatives and Brand-Exiting Activities	3,063	1,034	892	876	5,865
Adjusted Operating (Loss) Income	$(5,076)	$(2,215)	$9,216	$3,659	$5,584
% of Net Sales	(3.9)%	(2.0)%	9.0%	17.4%	1.5%

	Three Months Ended
	October 1, 2011
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	International- Based Direct Brands	Total
Net Sales:
As Reported	$137,435	$100,676	$75,386	$67,196	$—	$380,693

Operating Income (Loss):
As Reported	$2,157	$(7,838)	$4,060	$(931)	$(3,110)	$(5,662)
Streamlining Initiatives and Brand-Exiting Activities	2,771	2,204	1,399	4,574	129	11,077
Impairment of Intangible Assets	—	—	—	814	—	814
Adjusted Operating Income (Loss)	$4,928	$(5,634)	$5,459	$4,457	$(2,981)	$6,229
% of Net Sales	3.6%	(5.6)%	7.2%	6.6%	—	1.6%

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Nine Months Ended
	September 29, 2012
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	Total
Net Sales:
As Reported	$344,984	$324,245	$289,216	$60,116	$1,018,561
Store Closure and Brand-Exiting Activities	—	—	—	514	514
Adjusted Net Sales	$344,984	$324,245	$289,216	$60,630	$1,019,075

Operating (Loss) Income:
As Reported	$(45,899)	$(30,083)	$14,748	$(9,532)	$(70,766)
Streamlining Initiatives and Brand-Exiting Activities	14,994	11,248	10,139	9,291	45,672
Adjusted Operating (Loss) Income	$(30,905)	$(18,835)	$24,887	$(241)	$(25,094)
% of Adjusted Net Sales	(9.0)%	(5.8)%	8.6%	(0.4)%	(2.5)%

	Nine Months Ended
	October 1, 2011
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	International- Based Direct Brands	Total
Net Sales:
As Reported	$369,906	$281,298	$202,769	$217,685	$—	$1,071,658

Operating (Loss) Income:
As Reported	$(17,420)	$(34,092)	$7,381	$(13,341)	$(8,963)	$(66,435)
Streamlining Initiatives and Brand-Exiting Activities	17,566	7,081	4,598	20,729	616	50,590
Impairment of Intangible Assets	—	—	—	814	—	814
Adjusted Operating (Loss) Income	$146	$(27,011)	$11,979	$8,202	$(8,347)	$(15,031)
% of Net Sales	0.0%	(9.6)%	5.9%	3.8%	—	(1.4)%

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following tables provide reconciliations of Net Sales to Comparable Adjusted Net Sales.

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)
Net Sales:
As Reported	$364,556	$380,693	$1,018,561	$1,071,658
Brand-Exiting Activities	—	—	514	—
Adjusted Net Sales	364,556	380,693	1,019,075	1,071,658

Comparable Adjustments (a)	—	38,706	3,842	154,434

Comparable Adjusted Net Sales	$364,556	$341,987	$1,015,233	$917,224

(a)              Represents the removal of net sales for the following brands that have been sold or exited, but not presented as discontinued operations: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of (Loss) Income from Continuing Operations to: (i) EBITDA; (ii) Adjusted EBITDA; (iii) Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net; and (iv) Net Cash Used in Operating Activities.

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

(Loss) Income from Continuing Operations	$(19,393)	$7,003	$(120,674)	$(99,878)
Provision for income taxes	1,823	3,919	4,882	5,605
Interest expense, net	13,228	15,834	37,836	42,908
Depreciation and amortization, net (a)	14,282	18,147	46,796	54,924
Gain on sale of trademarks	—	(15,600)	—	(15,600)
Loss (gain) on extinguishment of debt	3,023	—	8,669	(6,547)

EBITDA	12,963	29,303	(22,491)	(18,588)

Charges due to streamlining initiatives and brand-exiting activities	5,865	10,500	45,672	50,013
Impairment of intangible assets	—	814	—	814
Share-based compensation	1,561	675	7,157	4,108
Loss on asset disposals and impairments, net (b)	856	1,717	6,744	2,857

Adjusted EBITDA	21,245	43,009	37,082	39,204

Foreign currency losses (gains), net	98	(15,659)	(174)	10,826
Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net	21,343	27,350	36,908	50,030

Net income tax (payments) refunds	(2)	(377)	252	(288)
Interest expense, net of amortization	(11,412)	(12,512)	(29,849)	(33,077)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(5,841)	(5,219)	(21,064)	(32,795)
Changes in working capital and other assets and liabilities	(27,233)	(11,671)	(56,603)	1,735
Other (c)	(3,211)	(58,492)	(16,925)	(129,150)

Net Cash Used in Operating Activities	$(26,356)	$(60,921)	$(87,281)	$(143,545)

Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net		$27,350		$50,030
Adelington Design Group & Other closed and exited brands (d)		(4,490)		(23,670)
Comparable Adjusted EBITDA		$22,860		$26,360

(a)              Excludes amortization included in Interest expense, net.

(b)             Excludes depreciation included in Depreciation and amortization, net.

(c)              Includes discontinued operations and equity in earnings of equity investees.

(d)             Represents estimated adjusted EBITDA for the following: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

FIFTH & PACIFIC COMPANIES, INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

September 29, 2012

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$327,693

Outstanding Borrowings	—

Letters of Credit Issued	26,480
Available Capacity	$301,213

Excess Capacity (b)	$256,213

(a)              Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)             Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.